Sportsman's Warehouse Holdings, Inc.

Updates Guidance for Fourth Quarter and Fiscal Year 2019

WEST JORDAN, Utah, January 9, 2020 -- Sportsman’s Warehouse Holdings, Inc. (“Sportsman’s” or the “Company”) (Nasdaq: SPWH) today announced that the Company is updating its financial guidance for the fourth quarter and fiscal year 2019.

Jon Barker, Chief Executive Officer, stated, “Our fourth quarter financial performance has been negatively impacted by temporary headwinds that were exacerbated by the shorter and more competitive holiday selling season. These headwinds were driven by key competitors discounting their firearm and ammunition inventory as they continue to de-emphasize or completely exit these categories, and difficult year-over-year sales comparisons due to legislative changes in Washington and California. These factors were more impactful to store traffic and sales than initially projected.  Our rigor in maintaining a disciplined approach in pricing and promotions in the face of these headwinds resulted in a shortfall versus our financial expectations for December.”

“While we experienced challenging store traffic trends during the holiday season, this was partially offset by the outsized growth in our online channel. The continued consumer shift to online channels validates our omni-channel strategy and investments. While our e-commerce business is in the early stages of development, it is growing rapidly and we are very pleased with a year-over-year increase of more than 90% in e-commerce sales during our first holiday season on the new platform. We are also encouraged by the more normalized store traffic trends we have seen so far in January,” added Mr. Barker.

Mr. Barker concluded, “We believe the short-term headwinds created by competitive changes and industry consolidation will ultimately bode well for Sportsman’s Warehouse over the long term and, combined with the investments we have made across our business, position us well to capitalize on opportunities for market share gains going forward.”

Fourth Quarter and Fiscal Year 2019 Updated Outlook

For the fourth quarter of fiscal year 2019, net sales are now expected to be in the range of $250 million to $254 million based on same stores sales in the range of down 7.0% to down 6.0% compared to the corresponding period of fiscal year 2018. Adjusted net income is now expected to be in the range of $7.5 million to $9.3 million with adjusted earnings per diluted share now expected to be in the range of $0.17 to $0.21 on a weighted average of approximately 43.5 million common shares outstanding.

For fiscal year 2019, net sales are now expected to be in the range of $878 million to $882 million, which represents 3.4% to 3.9% net sales growth year-over-year. The net sales expectations for fiscal year 2019 are based on same store sales in the range of down 1.7% to down 1.3% compared to fiscal year 2018. Adjusted net income is now expected to be in the range of $18.8 million to $20.6 million with adjusted earnings per diluted share now expected to be in the range of $0.43 to $0.47 on a weighted average of approximately 43.5 million estimated common shares outstanding, when adjusted for executive transition costs and acquisition costs incurred (see “GAAP and Non-GAAP measures”).

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net income and adjusted diluted earnings per share. We define adjusted net income as net income plus expenses incurred relating to the transition of our CFO and the recruitment and hiring of various other key members of management and certain expenses incurred relating to the acquisition of eight Field and Stream stores. Adjusted diluted earnings per share is diluted earnings per share excluding the impact of foregoing expenses. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its net income and diluted earnings per share on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in the section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in the release include, but are not limited to, statements regarding store traffic trends, our market share opportunities and competitive positioning and our outlook for the fourth quarter and full fiscal year 2019. Investors can identify these statements by the fact that they use words such as “continue”, “expect”, “may”, “opportunity”, “plan”, “future”, “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that is has anticipated. Actual results may differ materially from these expectations due to our ability to integrate recently acquired stores; the Company’s retail-based business model; general economic conditions and consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and sporting goods market; changes in consumer demands; the Company’s expansion into new markets and planned growth; current and future government regulations; risks related to the Company’s continued retention of its key management; the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors; trade restrictions and other factors that are set forth in the Company’s filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019 which was filed with the SEC on March 29, 2019 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse is an outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press release and certain additional information about the Company, visit the Investor Relations section of the Company’s website at www.sportsmans.com.

Investor Contact:

ICR, Inc.

Rachel Schacter

(203) 682-8200

investors@sportsmans.com